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                                                                                       Exhibit 99(c)

                            Entergy Louisiana, Inc.
           Computation of Ratios of Earnings to Fixed Charges and
     Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                                                                         June 30,
                                                             1998     1999      2000     2001     2002     2003
Fixed charges, as defined:
Total Interest                                             $122,890  $117,247 $111,743 $116,076 $100,667   $94,899
  Interest applicable to rentals                              9,564     9,221    6,458    7,951    6,496     6,419
                                                           -------------------------------------------------------

Total fixed charges, as defined                             132,454   126,468  118,201  124,027  107,163  $101,318

Preferred dividends, as defined (a)                          20,925    16,006   16,102   12,374   10,647   $10,698
                                                           -------------------------------------------------------

Combined fixed charges and preferred dividends, as defined $153,379  $142,474 $134,303 $136,401 $117,810  $112,016
                                                           =======================================================

Earnings as defined:

  Net Income                                               $179,487  $191,770 $162,679 $132,550 $144,709  $128,889
  Add:
    Provision for income taxes:
Total Taxes                                                 109,104   122,368  112,645   86,287   84,765    76,284
    Fixed charges as above                                  132,454   126,468  118,201  124,027  107,163   101,318
                                                           -------------------------------------------------------
Total earnings, as defined                                 $421,045  $440,606 $393,525 $342,864 $336,637  $306,491
                                                           =======================================================
Ratio of earnings to fixed charges, as defined                 3.18      3.48     3.33     2.76     3.14      3.03
                                                           =======================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                               2.75      3.09     2.93     2.51     2.86      2.74
                                                           =======================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

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